                                    EXHIBIT B
                         (STERLING WORLDWIDE CORPORATION
                       PROSPECTUS DATED OCTOBER 28, 1997)

                         STERLING WORLDWIDE CORPORATION
                                A NEVADA COMPANY

                                   PROSPECTUS

               3,000,000 SHARES OF COMMON STOCK, $0.001 PAR VALUE



      Sterling Worldwide Corporation, (the "Company") is a development-stage corporation in the business of acquiring equity positions in operating companies primarily in the transportation and leisure fields including development properties in resort areas located initially in the Bahamas and Florida. See "BUSINESS OF THE COMPANY".

      This prospectus covers the issuance of 850,000 shares to consultants and the resale of 850,000 shares, as part of the 3,000,000 shares of the Common Stock of the Company which may be issued from time to time pursuant to the terms of Sterling Worldwide Corporation Employee Stock Grant, Option and Award Plan (the "Sterling Stock Plan"). All expenses incurred in connection with the preparation and filing of this prospectus and the related Registration Statement are being borne by the Company.

      Pursuant to the terms of the Sterling Stock Plan the Company may issue awards, options or grants to individuals who perform special or extraordinary services on behalf of the Company. Awards are reserved for individuals who have been in the employment of the Company as an officer or director of or consultant to the Company. All shares of stock issued as an award are forfeited in the event employment is terminated prior to the expiration of one year from the date of the Award. Individuals who are employees, officers or directors of, or consultants to the Company are eligible to receive an option to purchase stock pursuant to the terms of the Sterling Stock Plan. The exercise price is determined by the Company's Board of Directors at the time of issuance. The options are exercisable for two years and are non-transferable. Grants of the Company's common stock are reserved for those individuals who have made substantial contributions and shown loyal dedication to the Company as determined by the Company's Board of Directors. Pursuant to the Sterling Stock Plan the Company may grant a maximum of five hundred thousand (500,000) shares of Common Stock as awards, one million two hundred fifty thousand (1,250,000) options to purchase shares of common stock and one million two hundred fifty thousand (1,250,000) shares of Common Stock as grants.

      As part of the 3,000,000 shares of Common Stock underlying the Sterling Stock Plan, this Prospectus covers shares of the Company's Common Stock which may be issued to other consultants or advisors from time to time who have rendered bona fide services to the Company. Such services rendered or to be rendered pursuant to individual compensation plans (the "Individual Plans") have been in the area of legal or other advisory services including consulting on such matters as potential acquisition and/or merger candidates, corporate public relations, executive searches, marketing and other non-capital-raising functions. Said shares will be sold in brokerage transactions on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), at the prices prevailing at the time of such sales, and the commissions payable will be the regular commissions of brokers for effecting such sales. The net proceeds to the selling shareholders will be proceeds received by them upon such sales less brokerage commissions.

      The Shares are being offered on a "best efforts" basis by the selling shareholders through independent broker-dealers which are members of the National Association of Securities Dealers, Inc. and through other non-broker-dealer transactions. The selling shareholders anticipate that they will pay brokers' commissions of up to ten percent (10%) of the purchase price of a share sold. The Company will, under certain circumstances, indemnify the brokers from certain civil liabilities which may arise with respect to this offering, including liabilities under the Securities Act.

      THE SECURITIES OFFERED HEREBY INVOLVE A VERY HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

      THE SECURITIES OFFERED BY THIS PROSPECTUS HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION. HOWEVER, NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES BUREAU, COMMISSION OR OTHER REGULATORY AUTHORITY HAVE PASSED UPON OR ENDORSED THE MERITS OF THIS PROSPECTUS OR THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, EXCEPT AS IS MADE AVAILABLE BY THE COMPANY PURSUANT TO THE ABOVE UNDERTAKINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. SINCE THE DATE OF THIS PROSPECTUS, THE COMPANY MAY HAVE SUPPLEMENTED THIS PROSPECTUS AND, THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD INQUIRE AS TO WHETHER ANY SUPPLEMENTS HAVE BEEN ISSUED, AND SHOULD CAREFULLY REVIEW ANY SUCH SUPPLEMENTS.

                              --------------------

      THIS PROSPECTUS DOES NOT CONTAIN AN UNTRUE STATEMENT OF A MATERIAL FACT OR OMIT TO STATE A MATERIAL FACT NECESSARY TO MAKE THE STATEMENTS MADE, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY ARE MADE, NOT MISLEADING. THIS PROSPECTUS CONTAINS A FAIR SUMMARY OF THE MATERIAL TERMS OF DOCUMENTS PURPORTED TO BE SUMMARIZED HEREIN.

                            -----------------------

      NO OFFERING LITERATURE OR ADVERTISING IN WHATEVER FORM MAY OR WILL BE EMPLOYED IN THE OFFERING OF THE SHARES EXCEPT FOR THIS PROSPECTUS AND STATEMENTS CONTAINED OR DOCUMENTS SUMMARIZED HEREIN AND SUMMARIES OF THIS PROSPECTUS WHICH ARE DELIVERED TO AN OFFEREE SIMULTANEOUSLY WITH THIS PROSPECTUS. THE PUBLICATION OR BROADCAST OF ANY ADVERTISEMENT, ARTICLE, NOTICE OR OTHER COMMUNICATION THAT MIGHT CONSTITUTE AN OFFER OR SALE OR A SOLICITATION OF SHARES, IN ANY NEWSPAPER, MAGAZINE OR SIMILAR MEDIUM OR OVER TELEVISION OR RADIO IS NOT PERMITTED. SEMINARS, MEETINGS, LETTERS, CIRCULAR, NOTICES AND ANY OTHER WRITTEN COMMUNICATIONS THAT MIGHT CONSTITUTE AN OFFER OR SALE OR A SOLICITATION OF INTEREST IN THE SHARES, ARE NOT PERMITTED OTHER THAN WITH PERSONS AND THEIR ADVISORS WHOM THE COMPANY AND THOSE ACTING ON ITS BEHALF HAVE REASON TO BELIEVE AND DO BELIEVE MEET THE MINIMUM STANDARDS FOR INVESTMENT IN THE SHARES REQUIRED BY LAW AND THE TERMS OF THIS OFFERING.

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
                         STERLING WORLDWIDE CORPORATION
                             (A Nevada corporation)

                                TABLE OF CONTENTS

                                                                          Page
SUMMARY OF THE OFFERING..................................................... 1

TERMS OF THE OFFERING....................................................... 2

RISK FACTORS................................................................ 3

BUSINESS OF THE COMPANY..................................................... 7

MANAGEMENT..................................................................14

PRINCIPAL SHAREHOLDERS......................................................15

CERTAIN TRANSACTIONS........................................................16

DESCRIPTION OF COMMON STOCK.................................................16

DIVIDEND POLICY.............................................................17

CHARTER DOCUMENTS AND MATERIAL CONTRACTS....................................17

                             SUMMARY OF THE OFFERING

      The following information is selective and qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. This summary of certain provisions of the Prospectus is intended only for convenient reference and does not purport to be complete. The entire Prospectus should be read and carefully considered by prospective investors before making a decision to purchase Shares.


THE COMPANY

      The Company is a development-stage company in the business of acquiring equity positions in operating companies in diverse businesses ranging from transportation construction by joint ventures in Guangdong province in the People Republic of China to real estate development in the United States to travel and hotel and resort operation in the Caribbean. The Company has recently acquired four entities which own and operate the Fort Thomas Hotel and Resort, Basseterre St. Kitts and Nevis.

      The Company's principal office is located at 1301 North Congress Avenue, Boynton Beach, Florida 33126 and the companies European executive office is located at 153 St. Johns Road, Tunbridge Wells Kent TN4 9UP. Anne M.E. Greyling, the Company's President and Chief Executive Officer resides permanently in the United Kingdom, and conducts the day to day affairs of the Company from the United Kingdom offices.


THE OFFERING

      These shares are being offered at the "market price" per Share on the date of the sale.


TERMS OF THE OFFERING

      Shares of Common Stock outstanding before Offering is 51,045, 326 shares of Common Stock.

The authorized Common Stock of the Company is 500,000,000 Common Shares (Par Value of One Mil [$0.001]).

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
The Company has 10,000,000 shares of Preferred Stock, Class A authorized and issued and outstanding as at date hereof.

The Company has 490,000,000 shares of Preferred Stock, Class B authorized but none issued and outstanding as at date hereof.

                            TERMS OF THE OFFERING

SECURITIES OFFERED

      The selling shareholders are offering up to 550,000 Shares presently at a purchase price of the market price on the date of sale. All shares of Common Stock have one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock have no preemptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to participate ratably in all of the assets of the Company that are legally available for distribution after payment in full to creditors.


PRICE OF THE OFFERING.

      The Shares are being offered on a best efforts basis by the selling shareholders. The selling shareholders may also engage Selected Dealers to sell the Shares. The Company will pay selling commissions to participating Selected Dealers up to ten percent (10%) of the purchase price of Shares sold by them and will, under certain circumstances, indemnify participating Selected Dealers against certain civil liabilities, including liabilities arising under the Securities Act, which may arise in connection with this offering as a result of disclosures for which the Company is responsible.

     The offering price will be at the market price on the day of sale from time to time. The Company's common stock is traded on the NASDAQ Bulletin Board, under the symbol "STWW". On October 29, 1997, the Company's stock closed at $11.00 per share. The stock has traded at a high of $14.00 per share and low of $11.00 for the fiscal quarter ended September 30, 1997. There has been limited trading in the market.

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                                 RISK FACTORS

      The Shares offered hereby are subject to the risks inherent in a speculative venture. A purchase of Shares involves a very high degree of risk. Prior to making an investment decision, prospective investors should carefully consider the following risk factors, along with other information in this Prospectus. The number and nature of all possible risks cannot be ascertained; prospective investors must recognize that almost any kind of adversity may preclude the achievement of stated objectives of the Company, preclude positive operating results and/or result in a total loss of investment. Prospective investors unable or unwilling to assume a very high degree of risk must not consider a purchase of Shares.

      1. Dependence upon Offering - Burden on Private Investors Insignificant Working Capital. The Company presently has minimum working capital. Its ability to continue its proposed operations and operate as a going concern with its various business interests is contingent upon the successful conclusion of the Company's intended Offerings and the receipt of the net proceeds therefrom and its ability to raise additional funds as needed.

      2. New Management and Operations. The Company has only recently been under the control of the present management and ownership which acquired its interest in the Company in August 1997. Prior to December 1996, the Company was an inactive Public company. Since that time the Company has acquired four entities which own and operate the Fort Thomas Hotel and Resort in Basseterre, St. Kitts. The 68-room resort sits on 7.33 acres and operates year-round to serve convention clients, tourists and vacationers. Title to the resort consisting of approximately 2.331 acres is vested in Fort Thomas Development Ltd. Title to the
6.451 acre parcel surrounding the Resort is vested in Limekiln Development Ltd. Fort Thomas Management Company Ltd. is the operator of the resort. Mado Investment Company, Ltd. owns 10,000 of the issued and outstanding shares of each of the forgoing three corporations.

      3. No Record of Earnings. To date the Company has not realized any significant revenues from operations and has been involved in identifying potential acquisitions, negotiating with said targets and entering into certain agreements, none of which has resulted in any income, but all of which have required significant investment of time and capital. There is no significant information available upon which to base any assumption that the Company's plans will either materialize or prove successful. If the Company's plans prove to be unsuccessful, Investors will lose all or a substantial part of their investment.

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      4. Additional Financing Will be Required. The Company's business opportunities require the investment of substantial additional funds in order to complete development and/or to reorganize and operate the particular entity. Accordingly, the success of the Company will depend upon its ability to arrange for substantial funding from any source and, if available, that the rate of interest for such funds or the terms and conditions of obtaining such funds will be acceptable to the Company. The absence of such additional funds could cause the Company to lose all or part of its investment in its business ventures and could cause investors to lose all or part of their investment in the Company.

      5. Lack of Capital May Result in Loss of Control of Investments. The lack of capital may result in the Company giving up a significant part of its rights to a third party in order to raise the funds necessary to satisfy its obligations under the Joint Venture Agreements relating to the Transportation Construction project in the Peoples Republic of China. The Company will attempt to raise the required capital via a debt offering to be undertaken by the Company's subsidiary LY Transport Construction Ltd. Due to the lack of operating history and credit rating the Company anticipates that it may be required to give up a substantial portion of equity resulting in a loss of control in favor of a third party which has the ability to provide the capital required. The Company intends to negotiate with third parties to provide the capital which may result in the Company becoming a minority interested partner in the ventures. In the event that the Company is unable to raise the substantial amount of capital required, the Company would lose the right to participate in the Joint Ventures.

      6. Competition. The Company has and will continue to have numerous competitors and potential competitors in the various businesses in which it invests which competitors will have considerably greater financial resources than the Company. The leisure travel industry, for example, is highly competitive, dominated by several much larger businesses than Sterling, which possess much larger staffs, greater financial resources and longer histories than Sterling. The Company on its own may not be able to compete in the markets in which it intends to do business as its competition is better established and has greater resources. Other Companies have long, established track records at raising large sums of capital and have established business relationships with financial institutions which are superior to that of the Company.

      The Company's past history of limited operations and lack of capital will add to the difficult task of attracting sufficient

                                       4
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capital to implement the Company's plans to engage in Joint Ventures in the
Transport Construction fields in Guangdong Province Peoples Republic China as the Company's ability to participate in these ventures is contingent upon arranging financing of approximately $320,000,000. There can be no assurance given that the Company will be able to secure such financing.

      7. Dependence Upon Inexperienced Management. The Company's management has no experience in the field of Transportation Construction-related ventures and has no experience in the Asian markets, particularly China. The Company must therefore rely on the existing management of LY Transportation Construction Ltd., the joint venture partners located in China, or hire additional experienced executives and management personnel who may not be available at affordable cost.

      8. Governmental Regulation. The Company believes that the approval of the Joint Ventures Agreements and the permission to invest the capital to construct the transportation related projects in Guangdong Province will require approval by the central Government of the People Republic of China and while the Chinese officials at the local government level have given assurances that such approval will be granted, as of this filing, no such approval has been obtained. The Company anticipates that once it has obtained the financing for the joint venture projects that the necessary approvals will be granted. The Company makes no representation as to the outcome of the required governmental approval process.

      With respect to the Company's real estate properties in St. Kitts, all necessary permits have been obtained for the future development of the purposed resort condominium hotel and casino project.

      9. Difficulties in International Management and Operations. The Company will encounter difficulty in operating internationally in pursuing the transportation construction projects located in Guangdong Province in the People Republic of China due to the great difference in cultures and language. The Company will rely on joint venture partners for the smooth operation of the joint venture projects as the various proposed acquisitions of real estate are located on different continents and are far removed from each other geographically.

      The lack of capital available to expand and implement the Company's business plan to open additional offices internationally will restrict or delay the planned expansion until such time as the Company raises additional capital.

      10. Company's Business Subject to Contingencies. The Company's ability to continue to achieve its business plans is subject to various contingencies such as the Company's ability to operate its business successfully and attract additional debt or equity funds to fund the acquisitions and operations of the Company. The Company's businesses may also be affected by political events which may occur in China over which the Company has no control.

      11. No Cumulative Voting. The Company's Articles of Incorporation do not authorize cumulative voting for the election of directors. The current shareholders will continue to own or control almost all of the outstanding shares of the Common Stock of the Company upon completion of this offering, and thus will be in a position to elect a majority of the Company's Board of Directors who in turn appoint all Company Officers. In addition, LaSalle Group, Ltd., a Cayman Island holding company that owns and controls the majority of the company's common stock, also owns all of the 10,000,000 shares of Class A Preferred Stock. Said shares have superpriority voting rights of 100,000 votes per share and consequently the holder controls the majority of the voting rights of the Company and will have the right to appoint the directors and officers of the Company.

      12. Benefits to be Realized by Current Shareholders. If the future operations of the Company are successful, the present controlling shareholders will realize substantial benefits from growth of the Company. If future operations are unsuccessful, investors may sustain a material loss of their investment in the shares.

      13. Limited Liability of the Company's officers and directors. In certain circumstances, the officers and directors may be entitled to certain indemnification. Therefore, there is a risk that the Company's assets could be used to satisfy liabilities of, or indemnify its officers and directors. In the view of the Securities and Exchange Commission, indemnification for liabilities arising under the Federal Securities laws is against public policy.

      14. No Dividends Anticipated. The Company has not paid any dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not anticipate paying any dividends upon its Common Stock in the foreseeable future. In this regard, the Company intends to retain earnings for the foreseeable future for use in the operation and expansion of its business. See "DIVIDEND POLICY."

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
         15. Lack of Registration Under Securities Laws. The Shares are not being registered under applicable state securities laws. Purchasers of Shares may have difficulty selling the Shares should they desire to do so, and may be prohibited by applicable state law from doing so for a period of time.


                             BUSINESS OF THE COMPANY


THE COMPANY

         The Company was organized under the laws of the State of Utah on May 2, 1986 under the name of "Koala Capital Corporation". The Company was subsequently reorganized under the laws of the State of Nevada on December 30, 1993. On October 28, 1996, the Company's name was changed to Sterling Worldwide Corporation. The initial purpose of the Company was to engage in the business of investing and all other lawful business.

         On December 24, 1996 the Company concluded a transaction whereby the Company acquired 585,000 share of common stock or 86.4% of Travelnet International in exchange for the issuance of 12,400 shares of restricted common stock in the name of Laurie Doll Gladstone. Travelnet International owns and operates Sterling Travel, an operating travel agency with unique characteristics and profit generating aspects. Sterling actively recruits outside, independent travel consultants. Presently, there are about 1,000 Sterling Travel affiliates who sell travel products to their corporate and individual clients nationwide. Other Sterling Travel products include commercial saber software, professional travel services, reference materials, training seminars, long distance services, Internet virtual mall sites (retail Storefronts), and other profit products carried by Sterling cruise and tour departments. Sterling AKG Corporation is a wholly-owned subsidiary of Travelnet International.

         The Company intends to continue to seek out the acquisition of assets, property or business that may be beneficial to it and its stockholders. The Company intends to concentrate on seeking opportunities in developing travel business and resort/casino hotels on the east coast and Caribbean. In considering whether to complete any such acquisition, the Board of Directors shall make the final determination, and the approval of stockholders will not be sought unless required by applicable law, the Company's Articles of Incorporation, or its Bylaws.


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
         On August 13, 1997, in a related-party transaction, the Company acquired 100% of the issued and outstanding stock of LY Transportation Construction Ltd., a BVI company, and four corporate entities to be known as Natural Park Bahamas Ltd., Natural Park S.A. Ltd., Natural Park Alaska, Inc., and Natural Park US, Inc. in exchange for the issuance of 10,000,000 shares of Class A Preferred Stock of $1.00 par value and 50,000,000 shares of newly issued restricted common stock of the Company.

         LaSalle Group, Ltd. is wholly owned by Anne M.E. Greyling, a resident of the United Kingdom. LaSalle currently owns approximately ninety-eight (98%) of the Company's outstanding common stock and 100% of the Class A Preferred Stock.

         Commencing in August 1997 the Company relocated its corporate office to Boynton Beach Florida and commenced a search for strategic opportunities. Since August 1997 significant transactions have been evaluated and consummated.

         LY Transport Construction Ltd., a British Virgin Island company, became a wholly owned subsidiary of Sterling and has been organized to engage in three joint ventures in China which are transport-related construction projects. Each joint venture has been entered into with a Chinese development corporation that is an agency of the Guangdong provincial government of the People's Republic of China.


THE TRANSPORTATION CONSTRUCTION PROJECTS


         Construction of a toll road/expressway, a short haul railroad, and expansion of existing port facilities in Guangdong Province, People's Republic of China requires in total an estimated $330,000,000 in financing, which the Company intends to raise in the form of a bond offering or a combination of a debt/equity offering. The Company is investigating the possibility of financing these projects in Hong Kong, Europe, the United Kingdom and the Unites States where the financial markets have been receptive to the financing of similar projects. The Asian currency markets have experienced recent market declines against the United States Dollar and sharp declines in the stock indexes. The Company anticipates that these recent events will have an adverse effect on the Companies capital raising efforts and there can be no assurances that the Company will be successful in obtaining the required financing or be able to complete the projects.


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
         a. YANGJIANG - YANGCHUN RAILWAY. (the "Rail Line")

         This Rail Line will consist of 63.21 Kilometers of ll-class single track. The Rail Line will begin at the junction of the Guanghzhou-Shenzhen Railway, a major Government operated East-West railroad at Yangchun, and continue southward to Yangjiang Port. There are five stations on this line. Inbound and outbound freight via Yangjiang Port will not be restricted by the current port capacity since a collateral project will provide for the expansion of berth, warehouse and a bulk unloading capacity.


         b. YANGJIANG PORT FACILITIES.

         Yangjiang Port commenced operation in 1992. Due to the rapid growth in Guangdong Province and the construction of the Yangjiang-Yangchum Railway, a significant increase in handling capacity is required. Current capacity is 1.03 million tons per year. Due to the completion of the Louding Power Plant in 2000, coal imports alone will increase to 3.5 million tons annually. Copper ore will increase to 600,000 tons and containers will reach 250,000 metric tons.

         This project will construct two berths, a fifth warehouse, and bulk commodity handling facilities for coal importation and cement/ore export. Land has been acquired and four warehouses have been constructed. Two berths are already in operation with two container cranes and two bucket bulk unloaders.


         c. GUANGDONG TOLL ROAD/EXPRESSWAY.

         This project provides for the construction and placement into service of the Guangdong Western Coastal Expressway. The Yangjiang Section is approximately 44.1 kilometers in length and the Baish-Hailing Island First Class Road is 17 kilometers. In total there are six bridges and eight interchanges. The Western Coastal Expressway will commence in Hong Kong, pass through Macao and head in a western direction. The Yangjiang Section joins at the Eastern End of Guangdong Province and joins the National Road 325.

         Guangdong Province lies in the Southeast of China, adjacent to Hong Kong and Macao. These projects are administered by a Chinese government agency comprised of members of the local and city governments. The respective governments guarantee return of capital and a minimum return of 14% to LY Transportation Construction Ltd. Economic growth in this region is forecast at 14% annually on the capital invested commencing one year after completion of the project and annually thereafter. Such payment will be made in U.S. funds, net of all taxes. Further, LY Transportation Construction Ltd. has no responsibility for the construction cost overruns or operating losses. Upon conclusion of the joint venture and payments of all sums due, the assets will become the sole property of the local joint venture partner.


THE FORT THOMAS RESORT

         On September 9, 1997 the Company acquired four corporate entities incorporated in St. Kitts and Nevis, West Indies which own, operate and manage the Fort Thomas Hotel and Resort located at Bassetterre, St. Kitts. Acquired from foreign entities controlled by non US citizens the entire transaction was conducted and closed outside of the United States. The purchase price of $10,000,000 was satisfied by the issuance of 513,914 shares of common stock issued under Regulation S of the Securities Act of 1933, as amended and 513,914 shares of restricted common stock of the Company each valued at $10.00 per share.

         The 68-room resort sits on 7.33 acres and operates year round to serve convention clients, tourists and vacationers. Title to the resort consisting of approximately 2.331 acres is vested in Fort Thomas Development Company Ltd. Title to the 6.451 acre parcel surrounding the resort is vested in Limekiln Development Ltd. Fort Thomas Management Company Ltd. is the operator of the Resort. Mado Investment Company Ltd. owns 10,000 of the outstanding shares of each of the foregoing three corporations.

         Further, development of the St. Kitts property is in the advanced planning stages. All necessary government approvals and building permits for the construction of the Fort Thomas Hotel were obtained and have been ready for execution since January 8, 1997, including the approval to add an additional floor to the existing facility. Also the government approval for the construction of an additional 200 rooms has been obtained and a casino license has been obtained contingent upon completion of the construction of the 200 rooms.

         Qualification of the Fort Thomas Hotel and Resort as a prescribed investment under the Economic Citizenship Program of St. Kitts will enable individuals who wish to have a second passport or desire to change citizenship to qualify upon the purchase of a condominium unit at the Fort Thomas Hotel and Resort.


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
         The Company intends to commence marketing of the resort condominium units immediately via the recently acquired International Investment Property Inc. and Resort Marketing Group.


OTHER TRANSACTIONS

         The Company is currently working on developing an international network of independent travel agencies that will operate under the name of STERLING WORLDWIDE TRAVEL. The Company has entered into a licensing agreement with Travelnet International Inc. (""Travelnet"), a Boca Raton, Florida-based travel and marketing group. Under this license agreement the Company will develop the Travelnet brand name to market a wide variety of travel-related products and services, including discounted air fares, cruises, hotels, vacation packages, time shares and car rentals. Marketing will be via a network of international agencies and a marketing force of independent travel consultants who have purchased the right to operate as independent travel consultants on behalf of Travelnet. Travelnet is developing an interactive Internet directory and web site so that travel consumers worldwide will be able to access these products and services. In this manner Travelnet will strive to become the preeminent marketer of travel-related products and services over the Internet.

         The Company has recognized the importance of the Internet and information technology-related business as an area with potential for substantial future growth. For this reason, the Company has agreed to acquire, subject to completion of due diligence, FINdex.com ("FINdex").

         FINdex is an interactive Internet directory, with detailed information on the products and services of financial services companies. Revenues are derived from industry memberships, sponsorship and banner advertising. Memberships are sold to financial institutions and financial services firms worldwide. Existing management of FINdex will be retained to operate the business.

         The Company is currently negotiating for the acquisition of several hotel and resort-related properties in the United States, Canada, South Africa, the United Kingdom, the Bahamas, the Dominican Republic, South America, elsewhere in the Caribbean, and Bangkok, Thailand.

         The Company has acquired Investment Properties International, a commercial real estate investment and brokering business, and intends to expand its commercial real estate brokerage operation internationally by establishing offices in South Africa, the United Kingdom, the Bahamas, the Dominican Republic, Brazil, and Bangkok, Thailand.

         The Company also acquired a Florida-based company, which specializes in the marketing of resort condominiums and resort-related properties, and is preparing to market resort condominiums properties in Orlando, Florida, Las Vegas, Nevada, South Africa, the Dominican Republic, and the Caribbean. Due to the expertise of the management of Resort Marketing Group Ltd., the Company believes that Resort Marketing Group Ltd. will generate substantial revenues for the Company during the 1998/1999 fiscal period.

         Management of the Company believes that it will take substantial additional investment to provide the capital necessary to pay the cost and expenses of the Company's proposed expansion plans and to fund the corporate overhead, legal, and general working capital requirements. As of yet no such funds are available and no assurances can be given that the company will be able to procure sufficient funds to carry out its business plans.


PROPERTIES


         The Company does not own any real property but utilizes, at no cost to the Company, approximately 1,000 square feet as corporate office at 1301 N. Congress Ave., Suite #135, Boynton Beach, Florida 33426 leased by an affiliated entity.

         The Company acquired on September 1997 all of the shares of four entities which own and operate the Fort Thomas Hotel and Resort located on the Island of St. Kitts, West Indies and an undeveloped parcel of approximately 7 acres of waterfront land upon which the Company plans to develop 150 resort condominium units subject to obtaining construction financing.


EMPLOYEES

         The Company is an emerging growth company and as such currently has no employees other than its officers, consultants and administrative assistants. (See "MANAGEMENT"). The Company's management intends to use consultants, attorneys and accountants as it deems appropriate.

CONSULTANTS

         The Company may from time to time during the course of its business operations hire consultants with whom it may consult on various matters relating to the business of the Company. Consultants may not be officers or directors of the Company although they may be shareholders. The establishment of a consulting team is not intended to be a delegation by the Company's officers' and directors' power of management and control of the Company. The Company intends to compensate such consultants with issuance of Common Stock when appropriate.


LEGAL PROCEEDINGS

         On August 2, 1997, the Company agreed to transfer the Company's entire interest in its operating subsidiaries, Travelnet International Corp. and Sterling AKG Corp., to Laurie Doll Gladstone as part of an agreement pursuant to which, among other things: (i) Ms. Gladstone was granted an irrevocable three-year put option entitling her to put shares back to the Company in exchange for $2,000,000 of the Company's ordinary shares, registered with the Securities and Exchange Commission; and (ii) the Company agreed to the return to Ms. Gladstone of such number of shares of the Company which would provide her with 80% of the outstanding securities (on a fully diluted basis) of the Company if the Company did not provide certified financial statements for the quarter ended September 30, 1997 to Ms. Gladstone which presented U.S. $10,000,000 in net assets (total assets less total liabilities) on the books of the Company as at such date (the "Condition"). Ms. Gladstone contends that the resolutions of the August 2, 1997 meeting contained resignations of the officers and directors of the Company effective if the Condition was not met. Ms. Gladstone further contends that the Company did not satisfy the Condition. The Company however, believes that it was substantially in compliance by presenting to Ms. Gladstone a certified statement from the accountant which did state that the Company had booked $9,545,000 in assets as of September 30, 1997 which Ms. Gladstone contends was not certified. As a result, a dispute exists with respect to the ownership and control of the Company. The LaSalle Group had believed that an oral compromise had been made to settle the dispute but Ms. Gladstone has denied that any agreement was ever reached. The Company has been informed that on October 2, 1997 a meeting of the Board of Directors of the Company was held in which Mark Colacurcio was reappointed President and sole director of the Company. Management of the Company prior to September 30, 1997 believes that it is still the authorized management of the Company on the date hereof and believes that Ms. Gladstone's only right is to commence litigation. Management is in negotiations with Ms. Gladstone and her representatives to resolve this matter amicably.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company are set forth below. None of the directors and executive officers are related to one another.

NAME                                                POSITION(S) HELD
----                                                ----------------
Anne M.E. Greyling                                  Director, President,
                                                    Chairman of the Board

Mary Duncan                                         Secretary

         Set forth below are the backgrounds of the officers and directors of the Company.

ANNE M.E. GREYLING is an experienced executive in real estate related businesses. Ms Greyling has in excess of 25 years of experience in the development, management and marketing of hotels, condominium projects, timeshares, apartment complexes and single family homes as well as subdivision development and construction.

MARY F. DUNCAN has served as Secretary since the inception of the Company. Over the last five (5) years, she has served in similar administrative capacities for several public companies.


EXECUTIVE COMPENSATION

         Executive remuneration is set by the Board of Directors of the Corporation. Officers and directors are reimbursed for expenses, if any, incurred from time to time on behalf of the Company, but no such expenses shall be reimbursed relative to this Offering. Officers and Directors are to be paid reasonable compensation, including, but not limited to, salaries and bonuses, in consideration of their employment with the Company or any of its operating subsidiaries, consistent with their experience and performance. The Board of Directors has established a stock option plan, stock grant and stock award plan and may, in the future, establish employee stock ownership plans, pension and profit sharing plans, etc., which plans inure to the benefit of the current and future officers and directors of the Company. A total of 3,000,000 shares of Common Stock have been registered for issue to officers, directors, consultants and attorneys under this plan.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of the date hereof, information regarding ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, by each director, by certain related shareholders, and by all executive officers and directors of the Company as a group. All persons named have sole voting and investment power over their share except as otherwise noted.


NAME AND ADDRESS OF
BENEFICIAL OWNER OR                         NUMBER OF                  PERCENTAGE OWNED
IDENTITY OF GROUP(1)                        SHARES OWNED               BEFORE OFFERING
--------------------                        ------------               ---------------
Mary Duncan                                      -0-                        -0-
1301 N. Congress Ave.
Boynton Beach, Florida

LaSalle Group, Ltd.                         36,000,000                      72%
153 St. Johns Road
Tunbridge Wells, Kent
United Kingdom

LY Transportation                           12,000,000                      24%
Construction  Ltd.
c/o Commonwealth
   Management Ltd.
Drake Chambers, Tortola
British Virgin Islands

---------------------------

(1) Includes 12,000,000 Shares of Common Stock beneficially owned by LaSalle Group, Ltd. and currently held by LY Transportation Construction Ltd. to be used by LY as collateral for a bridge loan facility which LY is in the process of seeking for the purpose of funding the initial capital requirement of the Chinese Joint Ventures.

                              CERTAIN TRANSACTIONS

         On August 13, 1997, in a related party transaction, the Company acquired 100% of the issued and outstanding stock of LY Transportation Construction Ltd., a British Virgin Island company, and four corporate entitles to be known as Natural Park Bahamas Ltd., Natural Park S.A. Ltd., Natural Park Alaska, Inc., and Natural Park US, Inc. in exchange for the issuance of 10,000,000 shares of Class A Preferred Stock of $1.00 par value and 50,000,000 shares of newly issued restricted common stock of the Company.

                           DESCRIPTION OF COMMON STOCK

         The authorized capital common stock of the Company consists of 500,000,000 shares of Common Stock with Par Value of One Mil ($0.001). The Holders of Common Stock (1) have equal ratable rights to dividends from funds legally available thereto, when, as and if declared by the Board of Directors of the Company; (2) are entitled to share ratably in all assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (3) do not have preemptive, subscription or conversion rights, there being no redemption or sinking fund provisions applicable thereto; and (4) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all shareholder meetings. All shares of Common Stock now outstanding are fully paid for and non-assessable; all shares of Common Stock which are the subject of this Offering, when issued, will be fully paid for and non-assessable.

         The Company has 10,000,000 shares of Preferred Stock, Class A authorized and issued and outstanding as of October 29, 1997. The class A Preferred Stock shall have superpriority voting rights of 100 votes per share and that the holders of Class A shares shall have the right to elect the majority of the directors to the board of the Company; and

         The Company has 490,000,000 Shares of Preferred Stock, Class B authorized but none issued and outstanding as of October 29, 1997. These shares shall be non-voting and have a par value of $.001 per share and shall be convertible into one share of common stock at a conversion rate of ten shares of common stock for each Preferred Share surrendered.

                                 DIVIDEND POLICY

         The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, capital requirements and financial condition, as well as other relevant factors. No dividend has been declared or paid by the Company since its inception and none is contemplated at any time in the foreseeable future.


                    CHARTER DOCUMENTS AND MATERIAL CONTRACTS

     The Company's Articles of Incorporation, Bylaws and all material contracts are contained in the files of the Company and will be made available to prospective investors or their representatives upon request.

Date: October 28, 1997